Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of Recurrent MLP & Infrastructure Fund, a series of Two Roads Shared Trust of our report dated December 28, 2021, relating to our audit of the financial statements and financial highlights, which appear in the October 31, 2021 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Portfolio Holdings Information” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

February 25, 2022